Exhibit 4.2
LENDER ADDENDUM
          THIS LENDER ADDENDUM, dated as of August 14, 2007 (this “Agreement”), by and among BANK OF AMERICA, N.A. (the “Lender”), WASTE SERVICES (CA) INC., an Ontario corporation (“WSCA”), WASTE SERVICES, INC., a Delaware corporation (the “Borrower”), LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”), and Canadian Imperial Bank of Commerce, as Canadian agent (in such capacity, the “Canadian Agent”).
RECITALS:
          WHEREAS, reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of December 28, 2006 (as amended by the First Amendment, dated as of April 12, 2007, and as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement’’; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WSCA, the Borrower, the lenders party thereto from time to time, the Administrative Agent, the Canadian Agent, Lehman Brothers Inc., as Arranger, CIBC World Markets Corp., as Syndication Agent, and Bank of America, N.A., as Documentation Agent; and
          WHEREAS, pursuant to Section 2.4(e) of the Credit Agreement, the Borrower and WSCA may increase the existing Canadian Revolving Credit Commitments by entering into one or more lender addenda with the new Canadian Revolving Credit Lenders.
          NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          The Lender hereby agrees to commit to provide its new Canadian Revolving Credit Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
          The Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this lender addendum (this “Lender Addendum”); (ii) confirms that it is an existing Lender (as defined in the Credit Agreement); (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender (as defined in the Credit Agreement) or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent and each other Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and each other Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (as defined in the Credit Agreement).
          The Lender hereby agrees to make its new Canadian Revolving Credit Commitment on the following terms and conditions:
1.	Proposed Commitment Increase. This Lender Addendum represents the Borrower’s request to increase the Canadian Revolving Credit Commitments as follows (the “Proposed Commitment Increase”):

a.	Business Day of Proposed Commitment Increase: August 14, 2007
b.	Amount of Proposed Commitment Increase: $5,000,000
2.	Credit Agreement Governs. Except as set forth in this Lender Addendum, New Canadian Revolving Credit Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.
3.	WSCA’s and Borrower’s Certifications. By its execution of this Lender Addendum, the undersigned officer, to the best of his or her knowledge, WSCA and the Borrower hereby certify that:
i.	Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date;
ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Commitment Increase contemplated hereby that would constitute a Default or an Event of Default;
iii.	The Proposed Commitment Increase is permitted under the Senior Subordinated Notes Indenture; and
iv.	Each of WSCA and the Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.
4.	Borrower Covenants. By its execution of this Lender Addendum, Borrower hereby covenants that it shall (i) deliver or cause to be delivered an executed legal opinion from Canadian counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Lender Addendum, and (ii) pay to the Lender a fee equal to 0.375% of the aggregate principal amount of such Lender’s new Canadian Revolving Credit Commitment.
5.	Notice. For purposes of the Credit Agreement, the initial notice address of each new Canadian Revolving Credit Lender shall be as set forth below its signature below.
6.	Recordation of the New Canadian Revolving Credit Commitments. Upon execution and delivery hereof, the Administrative Agent will record the new Canadian Revolving Credit Commitment made by the Lender in the Register.
7.	Amendment, Modification and Waiver. This Lender Addendum may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
8.	Entire Agreement. This Lender Addendum, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.	GOVERNING LAW. THIS LENDER ADDENDUM AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.	Severability. Any term or provision of this Lender Addendum which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lender Addendum or affecting the validity or enforceability of any of the terms or provisions of this Lender Addendum in any other jurisdiction. If any provision of this Lender Addendum is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

11.	Counterparts. This Lender Addendum may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
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          IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Addendum as of August 14, 2007.

BANK OF AMERICA, N.A.
By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

WASTE SERVICES, INC.
By:
Name:
Title:

WASTE SERVICES (CA) INC.
By:
Name:
Title:

Consented to by: LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE, as Canadian Agent
By:
Name:
Title:

SCHEDULE A
TO LENDER ADDENDUM

Name of Lender	Amount
Bank of America, N.A.		$5,000,000
	Total:	$5,000,000